Exhibit 10.2
2010 PERFORMANCE INCENTIVE PLAN
GRANTED UNDER
RYDER SYSTEM, INC. 2005 EQUITY COMPENSATION PLAN
TERMS AND CONDITIONS
INDIVIDUAL PERFORMANCE AWARDS
(July 1, 2010 THROUGH December 31, 2010)
     The following terms and conditions apply to the 2010 annual incentive cash awards (the “Awards”) granted by Ryder System, Inc. under the Ryder System, Inc. 2005 Equity Compensation Plan (the “Plan”) a description of which is set forth in the relevant Guide to the Annual Incentive Compensation Program (the “Guide”) to which these terms and conditions are appended. No individual shall receive an Award unless the Company has notified the individual of the Award and delivered these Terms and Conditions and the Guide to the individual. Certain terms of the Award, including the performance goals and target payout amounts, are also set forth in the Guide and the payout grids titled “Incentive Payout Components by Position” (“Payout Grid”) applicable to the Participant. The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall administer the Awards in accordance with the Plan. Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Plan or the Guide.
1.	General. The Award represents the right to receive a cash payment based on the attainment of certain financial performance goals, on the terms and conditions set forth herein, in the Guide and in the Plan, the applicable terms, conditions and other provisions of which are incorporated by reference herein (collectively, the “Award Documents”). It is intended that any Awards granted to “Covered Employees” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, including any successor provisions and regulations (the “Code”), shall qualify as “performance-based compensation” for purposes of Section 162(m).

The Award Documents supersede any and all prior oral representations, promises or guarantees relating to short-term incentives or annual bonuses. All provisions of the Award Documents shall apply unless otherwise prohibited by law.

In the event there is an express conflict between the provisions of the Plan and those set forth in the Guide or in these terms and conditions, the terms and conditions of the Plan shall govern. Unless otherwise approved by the Committee, individuals who have written agreements which specifically provide for annual incentive compensation other than that which is provided under the Award or who are participants in any other short-term incentive compensation plan of the Company or its subsidiaries and affiliates are not eligible to receive an Award hereunder. The Company may, in its sole discretion, provide discretionary or other bonuses to Company employees, whether or not they receive an Award.

The terms and conditions contained herein may be amended by the Committee as permitted by the Plan; none of the terms and conditions of the Award may be amended or waived without the prior approval of the Committee. Any amendment or waiver not approved by the Committee will be void and have no force or effect. Any employee or officer of the Company who authorizes any such amendment or waiver without the prior approval of the Committee will be subject to disciplinary action up to and including forfeiture of an Award and/or termination of employment (unless otherwise prohibited by law). All decisions and determinations made by the Committee relating to the Awards shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under the Plan.

2.	Financial Performance Goals; Performance Period. The Awards are intended to reward Participants for the attainment by the Company of certain performance goals and individual performance during the period beginning onJuly 1, 2010 and ending on December 31, 2010 (the “Performance Period”). The performance metrics (the “Performance Metrics”) and performance goals (the “Performance Goals”) applicable to a Participant, the weight given to each of the Performance Metrics and any other requirements or limitations of the Awards are approved by the Committee, may vary based on the Participant’s Management Level, position and responsibilities and will be set forth in the Guide and the Payout Grid applicable to such Participant.

Once established, Performance Goals shall not be changed during the Performance Period; provided, however, if the Committee determines that external changes or other unanticipated business conditions have materially affected the fairness of the Performance Goals, to the extent permitted by Section 162(m) of the Code if applicable, appropriate adjustments may be made to the Performance Goals (either up or down) during the Performance Period.

The amount of the payment that the Participant is eligible to receive (the “Payout Amount”) (expressed as a percentage of the Participant’s Eligible Base Salary) in the event that the Performance Goals are achieved is also set forth in the Guide.

For purposes of the Award, Eligible Base Salary means the annual rate of pay for the Performance Period, excluding all other compensation paid to the Participant during the year, including but not limited to bonuses, incentives, commissions, car allowance, employee benefits, relocation expenses, and any imputed income for which the Participant may be eligible (all as more fully described in the Guide). As soon as practicable after the end of the Performance Period, the Committee will determine the attainment of the Performance Goals, to the extent applicable, in accordance with generally accepted accounting principles (“GAAP”), provided that, the Committee may, in its sole discretion and to the extent permitted under Section 162(m) of the Code, if applicable, exclude or include certain items from actual results in determining performance including (i) changes in accounting principle, standard or policy; (ii) changes in law or regulation; (iii) asset impairments; (iv) restructuring charges; (v) discontinued operations; and (vi) significant non-operational or non-recurring items, in each case, other than those included in the Company’s 2010 business plan.

The Committee may, in its sole discretion, decrease a Participant’s Payout Amount hereunder based on such factors as the Committee, in its sole discretion, deems appropriate, including but not limited to, the Participant’s attainment of individual performance objectives established by the Committee.

3.	Payment. Subject to Sections 4 and 5 below and the provisions of the Guide, amounts payable with respect to the Award will be payable in cash to the Participant following the determination that the Performance Goals have been satisfied and the Committee’s (or Board, as the case may be) approval of the payout. Payment shall be made during the 2011 calendar year, but in no event later than March 15, 2011 (the applicable date, the “Payment Date”), provided that the Participant is, on the Payment Date, and has been from the first day of the Performance Period through the Payment Date, continuously employed in good standing by the Company or a Subsidiary. No Participant shall have a vested or accrued right to any payment under the Award. For purposes of these terms and conditions, the Participant shall not be deemed to have terminated his or her employment with the Company and its Subsidiaries if he or she is then immediately thereafter employed by the Company or another Subsidiary. Notwithstanding anything to the contrary set forth herein, (i) the Company retains the right, in its sole and absolute discretion, to withhold payment and participation, from any Participant who violates or has violated any Company value, principle, agreement, plan, procedure, protocol, policy or the rules contained in the Award Documents even if there are no documented performance issues in the Participant’s personnel file and (ii) if the Company has any claim against the Participant for money or assets owed that have not been satisfied by the Participant, the amount otherwise payable pursuant to the Award shall be reduced by any such unpaid claims unless otherwise prohibited by law. The calculation of amounts payable pursuant to the Award with respect to Participants outside of the U.S. will be set forth in the Guide.

4.	New Hire, Promotion or Transfer. Participants who are newly hired, promoted, or transferred into or out of eligible positions, and those who move from one eligibility level to another, will receive a pro-rata incentive based on the terms in effect for his/her Management Level position, the portion of time spent in each position during the Performance Period, the annual rate of pay and the target incentive award for the eligible position(s).

5.	Termination of Employment; Temporary Leave. Except as specifically set forth below, the Award will terminate and no amounts will be paid under the Award following the termination of the Participant’s employment as follows:
(a)	Resignation by the Participant or Termination by the Company or a Subsidiary: Notwithstanding anything herein to the contrary, (i) with respect to Participants who are entitled to severance benefits under the terms and conditions of any individual agreement or under the Company’s Executive Severance Plan, any amounts due will be calculated in accordance with such agreement or plan and (ii) with respect to Participants who are not otherwise entitled to severance benefits under the terms of any individual agreement or the Company’s Executive Severance Plan, the Award will terminate and no amounts will be paid under the Award, provided that if a Participant’s employment is terminated by the Company after October 1, 2010 but before the Payment Date as a result of a reduction in force by the Company, or a location closing or loss of business, as determined by the Committee, in its sole and absolute discretion, the Participant shall be eligible to receive a payment hereunder, if the Participant would have received a payment under the Award but for his or her termination. Payment made to a terminated employee pursuant to the preceding sentence shall only be made if the Participant has executed and delivered to the Company a release in favor of the Company in form and substance satisfactory to the Company, which has not been revoked, and shall not be made prior to the effective date of such release.

Notwithstanding the foregoing, if the Participant is terminated by the Company or a Subsidiary prior to the Payment Date and is subsequently re-employed by the Company or a Subsidiary prior to the Payment Date, such Participant shall be eligible to receive a pro-rata payment on the Payment Date based on the number of days during the Performance Period that the Participant was considered to be an active employee, as determined by the Company, provided that, any such payment shall be reduced by any amounts previously paid to Participant in connection with his or her termination of employment pursuant to the preceding paragraph or otherwise in lieu of amounts earned under the Award.

In the event that the Participant voluntarily terminates his or her employment with the Company prior to the Payment Date, (i) if the Participant is re-employed by the Company or a Subsidiary within 90 days of the effective date of such termination, but in any event prior to the Payment Date, the Participant shall be eligible to receive a pro-rata payment on the Payment Date based on the number of days during the Performance Period that the Participant was considered to be an active employee, as determined by the Company, provided that, any such payment shall be reduced by any amounts previously paid to Participant in connection with his or her termination of employment pursuant to the preceding paragraph or otherwise in lieu of amounts earned under the Award; or (ii) unless otherwise provided for herein, if the Participant is re-employed by the Company or a Subsidiary more than 90 days after the effective date of such resignation, but in any event before the end of the Performance Period, the Participant shall be eligible to receive a pro-rata payment on the Payment Date based on the number of days during the Performance Period that the Participant was considered to be an active employee, as determined by the Company, after the Participant was re-employed.

(b)	Death or Disability (including Disability Retirement): If the death or Disability occurs after the end of the Performance Period, the Participant (or his or her Beneficiary, in the event of death) shall receive all amounts otherwise payable to him or her under the Award on the Payment Date. If the death or Disability occurs during the Performance Period and the Participant would have received a payment under the Award but for his or her death or Disability, the Participant (or his or her Beneficiary, in the event of death) will be eligible to receive a pro-rata payment based on the amount otherwise payable to the Participant on the Payment Date and the number of days during the Performance Period that the Participant was considered to be an active employee, as determined by the Company.

(c)	Workers’ Compensation or Approved Leave of Absence: Except as otherwise set forth herein, a Participant who takes an approved workers’ compensation leave or an approved leave of absence during any portion of the Performance Period and is actively employed for at least one hundred and eighty (180) days during 2010, as determined by the Company, will be eligible to receive a payment on the Payment Date (to the extent the Participant would have received a payment under the Award but for his or her leave of absence), which will be pro-rated based on the number of days during the Performance Period that the Participant is considered to be an active employee, as determined by the Company.

(d)	Military Leave of Absence: A Participant who takes an approved military leave of absence will be eligible to receive a payment on the Payment Date (to the extent the Participant would have received a payment under the Award but for his or her military leave of absence) based on the Participant’s full Eligible Base Salary regardless of the number of days worked during the Performance Period.

(e)	Retirement: If the Retirement occurs after December 31, 2010 and before the Payment Date, the Participant shall receive all amounts due to him or her under the Award on the Payment Date. If the Retirement occurs on or prior to December 31, 2010, the Award will terminate and no amounts will be paid under the Award.
As used herein, the term “Retirement” means termination of employment for any reason (other than for Cause or by reason of death or Disability) upon or following attainment of age 55 and completion of 10 years of service, or upon or following attainment of age 65 without regard to years of service. As used herein, the term “Cause” shall have the meaning set forth in any individual, valid, written agreement between the Participant and the Company or any Subsidiary, or, if none exists, shall mean a determination of “Cause” under any applicable Severance Plan, as in effect on the date hereof.

6.	Withholding Taxes; Section 409A. Payment of the Award will be taxable to the Participant as ordinary income, subject to wage-based withholding and reporting. The Company will satisfy this withholding obligation by reducing the cash to be delivered in an amount sufficient to satisfy the withholding obligations. This Section 6 shall only apply with respect to the Company’s U.S. federal, state and local income tax withholding obligations. The Company may satisfy any tax obligations it may have in any other jurisdiction in any manner it deems, in its sole and absolute discretion, to be necessary or appropriate. All payments made under the Award are intended to constitute short-term deferral amounts excludible from the requirements of Section 409A of the Code.

7.	Change of Control. Notwithstanding anything herein to the contrary, in the event of a Change in Control of the Company during the Performance Period, (i) with respect to Participants who are entitled to Change of Control benefits under the terms of any individual agreement or any severance plan or arrangement, the amount payable pursuant to this Award will be calculated in accordance with such agreement or plan and (ii) with respect to Participants who are not otherwise entitled to Change of Control benefits under the terms of any individual agreement or any severance plan or arrangement, and whose employment is terminated in connection with or as a result of the Change of Control, upon approval by the Committee, the Participant will be entitled to receive a pro-rata payment based on the number of days during the Performance Period that the Participant is considered to be an active employee, as determined by the Company, assuming target performance. This payment shall be made no later than March 15, 2011.

8.	Sale of Business. If a business unit is sold during the Performance Period, the Participants that are employees of such business unit will receive a pro-rata payment. Such payment will be made over time or in one lump sum, as determined by the Committee, provided that in any event all payments will be made on or before March 15, 2011.

9.	Statute of Limitations and Conflicts of Laws. All rights of action by, or on behalf of the Company or by any shareholder against any past, present, or future member of the Board of Directors, officer, or employee of the Company arising out of or in connection with the Award or the Award Documents, must be brought within three years from the date of the act or omission in respect of which such right of action arises. The Awards and the Award Documents shall be governed by the laws of the State of Florida, without giving effect to principles of conflict of laws, and construed accordingly.

10.	No Employment Right. Neither the grant of the Award, nor any action taken hereunder, shall be construed as giving any employee or any Participant any right to be retained in the employ of the Company. The Company is under no obligation to grant Awards hereunder. Nothing contained in the Award Documents shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.

11.	No Assignment. A Participant’s rights and interest under the Award may not be assigned or transferred, except as otherwise provided herein, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the Award to make any payment thereunder.

12.	Unfunded Plan. Any amounts owed under the Award shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of any amounts payable under the Award.

13.	Definitions. Capitalized terms used above that are not defined below have the meanings set forth in the Plan.
(a)	“Change of Control” occurs when
(i)	any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a “Person”) becomes the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan or plans (or related trust) of the Company and its subsidiaries and affiliates or (B) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph (iii) below; or

(ii)	the individuals who, as of January 1, 2007, constituted the Board of Directors of the Company (the “Board” generally and as of January 1, 2007 the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 1, 2007 whose election, or nomination for election, was approved by a vote of the persons comprising at least a majority of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) (as in effect on January 23, 2000)) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(iii)	there is a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or plans (or related trust) of the Company or such corporation resulting from such Business Combination and their subsidiaries and affiliates) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	there is a liquidation or dissolution of the Company approved by the shareholders; or

(v)	there is a sale of all or substantially all of the assets of the Company.
(b)	“Disability” means (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan of the Company; or (iii) a determination by the Social Security Administration that a Participant is totally disabled.

7